Exhibit 99.1

Brush Engineered Materials Raises Third Quarter and Full Year Outlook
Sales Expected to Exceed $200 Million for the Quarter, up Approximately 50%

Cleveland, Ohio — October 9, 2006 — Brush Engineered Materials Inc. (NYSE-BW) today increased its third quarter 2006 outlook due to stronger demand across most of its markets.

The Company expects sales for the quarter to be approximately $200.0 million, a new quarterly high and an increase of approximately 50% compared to the third quarter of the prior year. Approximately one third of the 50% year-over-year sales growth is due to metal prices. Earnings are expected to be in the range of $0.32 to $0.36 a share. The Company had previously published an expected third quarter sales range of $170.0 million to $180.0 million and an expected earnings range of $0.23 to $0.28 per share.

Demand for the Company’s products from its major markets continued to be strong throughout the third quarter, counter to the Company’s normal seasonality. The telecom and computer, magnetic data storage, and industrial components markets all strengthened further in the quarter. The consumer electronics segments of these markets were especially strong. New product applications also continued to help drive demand up for the Company’s specialty materials.

The Company currently expects these strong market conditions to continue into the fourth quarter and now expects sales for the full year to be in the range of $725.0 million to $735.0 million and earnings to be in the range of $1.20 to $1.28 per share. Our previous estimate was for sales to be in the range of $690.0 million to $710.0 million with earnings in the $1.09 to $1.17 per share range. The Company believes that commenting on an outlook beyond the fourth quarter would be premature given that macro economic conditions for 2007 are not clear at this time.

Commenting on the improved outlook, Richard J. Hipple, Chairman, President and CEO stated that, “I’m pleased with the strength in our markets and the continued progress with the growth of our new materials into applications within those markets. We remain focused on expanding and diversifying our revenue base, and on our ongoing global expansion initiatives. These, along with complementary niche acquisitions and our programs to improve operating efficiencies and grow margins are having a significant impact on our sales growth and improved earnings.”

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned herein:

•	The global and domestic economies;

•	The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being telecommunications and computer, magnetic and optical data storage, aerospace and defense, automotive electronics, industrial components and appliance;

•	Changes in product mix and the financial condition of customers;

•	Actual sales, operating rates and margins for the third quarter and the remainder of 2006;

•	Our success in developing and introducing new products and applications;

•	Our success in integrating newly acquired businesses;

•	Our success in implementing our strategic plans and the timely and successful completion of any capital projects;

•	The availability of adequate lines of credit and the associated interest rates;

•	Other financial factors, including cost and availability of materials, tax rates, exchange rates, pension and other employee benefit costs, energy costs, regulatory compliance costs, and the cost and availability of insurance;

•	The uncertainties related to the impact of war and terrorist activities;

•	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations; and

•	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects.

Brush Engineered Materials Inc., commemorating its 75th year in 2006, is headquartered in Cleveland, Ohio. The Company, through its wholly-owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:

Michael C. Hasychak
(216) 383-6823

Media:

Patrick S. Carpenter
(216) 383-6835

http://www.beminc.com